Exhibit 99.e

DISTRIBUTION REINVESTMENT PLAN

of

Sumufund, inc.

SumuFund, Inc., a corporation formed under the laws of the State of Delaware (the “Company”), hereby adopts the following plan (the “Plan”) with respect to distributions declared by its board of directors (the “Board of Directors”) on its shares of common stock (the “Common Stock”):

1. Each stockholder of record may enroll in the Plan by providing the Company with written notice, except that a stockholder may only participate in the Plan, and sales to a stockholder under the Plan may only occur, if the Company maintains its registration, or an exemption from registration is available, in the stockholder’s state of residence. To enroll in the Plan, such stockholder shall notify the Company in writing so that such notice is received by the Company no later than the record date fixed by the Board of Directors for the distribution involved. If a stockholder elects to enroll in the Plan, all distributions thereafter declared by the Board of Directors shall be payable in Common Stock of the Company as provided herein, and no action shall be required on such stockholder’s part to receive a distribution in Common Stock. If a stockholder wishes to receive its distributions in cash, no action is required.

2. Subject to the Board of Directors’ discretion and applicable legal restrictions, the Company intends to authorize and declare ordinary cash distributions on either a semi-monthly or monthly basis or on such other date or dates as may be fixed from time to time by the Board of Directors to stockholders of record as of the close of business on the record date for the distribution involved. The Company intends to pay such ordinary cash distributions on either a monthly or quarterly basis beginning no later than the first calendar quarter after the month in which the minimum offering requirement, as defined in the Company’s final prospectus, as amended or supplemented, is met.

3. The Company shall use newly-issued Common Stock to implement the Plan. The number of newly-issued Common Stock to be issued to a stockholder shall be determined by dividing the total dollar amount of the distribution payable to such stockholder by a price equal to 95% of the price that the Common Stock are sold in the offering at the closing immediately following the distribution date. There will be no selling commissions, dealer manager fees or other sales charges on Common Stock issued to a stockholder.

4. The Company will set up an account for Common Stock acquired pursuant to the Plan for each stockholder who has elected to enroll in the Plan (each a “Participant”). The Company may hold each Participant’s Common Stock, together with the Common Stock of other Participants, in non-certificated form in the Company’s name or that of its nominee. If a Participant’s Common Stock are held by a broker or other financial intermediary, the Participant may “opt in” to the Plan by notifying its broker or other financial intermediary of its election.

5. The Company will confirm to each Participant each acquisition made pursuant to the Plan as soon as practicable but not later than 10 business days after the date thereof. Distributions on fractional shares will be credited to each Participant’s account. In the event of termination of a Participant’s account under the Plan, the Company will adjust for any such undivided fractional interest in cash at the current offering price of the Company’s Common Stock in effect at the time of termination.

6. Common Stock issued pursuant to the Plan will have the same voting rights as the Common Stock issued pursuant to the Company’s public offering. The Company will forward to each Participant any Company-related proxy solicitation materials and each Company report or other communication to stockholders, and will vote any Common Stock held by it under the Plan in accordance with the instructions set forth on proxies returned by Participants to the Company.

7. In the event that the Company makes available to its stockholders rights to purchase additional Common Stock or other securities, the Common Stock held by the Company for each Participant under the Plan will be used in calculating the number of rights to be issued to the Participant.

8. The Company’s expenses for administering the Plan will be paid for by the Company.

9. Each Participant may terminate his, her or its account under the Plan by filling out the transaction request form located at the bottom of the Participant’s Plan statement and sending it to the Company at SumuFund, Inc., 1275 Kinnear Road, Columbus, Ohio 43212, or by calling the Company at (937) 935-3581. Such termination will be effective immediately if the Participant’s notice is received by the Company at least 2 days prior to any distribution record date; otherwise, such termination will be effective only with respect to any subsequent distribution. The Plan may be terminated by the Company upon notice in writing mailed to each Participant at least 30 days prior to any record date for the payment of any distribution by the Company. Upon termination, the Company will credit the Participant’s account for the Common Stock held for the Participant under the Plan without charge to the Participant. If a Participant elects by his, her or its written notice to the Company in advance of termination to have the Company sell part or all of his, her or its Common Stock and remit the proceeds to the Participant, the Company is authorized to deduct a $15 transaction fee from the proceeds.

10. These terms and conditions may be amended or supplemented by the Company at any time but, except when necessary or appropriate to comply with applicable law or the rules or policies of the United States Securities and Exchange Commission or any other regulatory authority, only by mailing to each Participant appropriate written notice at least 30 days prior to the effective date thereof. The amendment or supplement shall be deemed to be accepted by each Participant unless, prior to the effective date thereof, the Company receives written notice of the termination of his, her or its account under the Plan. Any such amendment may include an appointment by the Company in its place and stead of a successor agent under these terms and conditions, with full power and authority to perform all or any of the acts to be performed by the Company under these terms and conditions. Upon any such appointment of any agent for the purpose of receiving dividends and distributions, the Company will be authorized to pay to such successor agent, for each Participant’s account, all dividends and distributions payable on Common Stock of the Company held in the Participant’s name or under the Plan for retention or application by such successor agent as provided in these terms and conditions.

11. The Company will at all times act in good faith and use its best efforts within reasonable limits to ensure its full and timely performance of all services to be performed by it under the Plan and to comply with applicable law, but assumes no responsibility and shall not be liable for loss or damage due to errors, unless such error is caused by the Company’s negligence, bad faith, or willful misconduct or that of its employees or agents.

12. These terms and conditions shall be governed by the laws of the State of Delaware.

May 1, 2015